Exhibit 5.1

February 24, 2025

Jerash Holdings (US), Inc.

277 Fairfield Road, Suite 338

Fairfield, New Jersey 07004

Ladies and Gentlemen:

We have acted as U.S. securities counsel to Jerash Holdings (US), Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”), filed under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration and the proposed issuance and sale from time to time pursuant to Rule 415 under the Securities Act, together or separately and in one or more series (if applicable) of:

(i)	shares of the Company’s common stock, par value $0.001 per share (“Common Stock”);

(ii)	the Company’s debt securities, which may either be senior debt securities (the “Senior Debt Securities”) or subordinated debt securities (the “Subordinated Debt Securities” and, collectively with the Senior Debt Securities, the “Debt Securities”);

(iii)	warrants for the purchase of the Company’s Common Stock, shares of preferred stock (“Preferred Stock”), Debt Securities, or Units (as defined below) (the “Warrants”);

(iv)	rights to purchase the Company’s Common Stock, Preferred Stock, Debt Securities, Warrants, or Units (the “Rights”); and

(v)	units comprising any combination of the Company’s Common Stock, Preferred Stock, Debt Securities, Warrants, and Rights (the “Units”).

The Common Stock, Debt Securities, Warrants, Rights, and Units are collectively referred to herein as the “Securities.” The Senior Debt Securities are to be issued under an indenture to be entered into between the Company and a financial institution to be named at the time such indenture is executed (the “Trust Company”), as indenture trustee (the “Senior Base Indenture”). The Subordinated Debt Securities are to be issued under an indenture to be entered into between the Company and the Trust Company, as indenture trustee (the “Subordinated Base Indenture,” and together with the Senior Base Indenture, the “Base Indentures”).

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of forms of the Base Indentures and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

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We have assumed without independent investigation that: (i) at the time any Securities are sold pursuant to the Registration Statement (the “Relevant Time”), the Registration Statement and any supplements and amendments thereto (including post-effective amendments) will be effective and will comply with all applicable laws; (ii) at the Relevant Time, a prospectus supplement will have been prepared and filed with the Commission describing the Securities offered thereby and all related documentation and will comply with all applicable laws; (iii) all Securities will be issued and sold in the manner stated in the Registration Statement and the applicable prospectus supplement; (iv) at the Relevant Time, all corporate or other action required to be taken by the Company to duly authorize each proposed issuance of Securities and any related documentation, shall have been duly completed and shall remain in full force and effect; (v) at the Relevant Time, Securities issuable upon conversion, exchange, or exercise of any Securities being offered will have been duly authorized, established (if appropriate), and reserved for issuance upon such conversion, exchange, or exercise (if appropriate); (vi) in the case of Debt Securities, at the Relevant Time, the relevant trustee shall have been qualified under the Trust Indenture Act of 1939, as amended (the “TIA”), a Statement of Eligibility of the Trustee on Form T-1 shall have been properly filed with the Commission and the relevant Base Indenture shall have been duly executed and delivered by the Company and all other parties thereto and duly qualified under the TIA; and (vii) at the Relevant Time, a definitive purchase, underwriting, or similar agreement and any other necessary agreement with respect to any Securities offered or issued will have been duly authorized by all necessary corporate or other action of the Company and duly executed and delivered by the Company and the other parties thereto.

Based on the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications, and limitations set forth herein, we are of the opinion that:

1.	With respect to Common Stock, when:

a.	the board of directors of the Company, including any authorized committee thereof, has taken all necessary corporate action to approve the issuance of shares of Common Stock (the “Offered Common Stock”) pursuant to the Registration Statement (such corporate action reflected in the “Authorizing Resolutions”),

b.	the terms of the issuance and sale of the Offered Common Stock have been duly established in conformity with the Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company, and the Authorizing Resolutions,

c.	the shares of Offered Common Stock have been issued and delivered as contemplated by the Registration Statement, the prospectus in the Registration Statement, and any applicable prospectus supplement in accordance with the applicable underwriting or other purchase agreement or upon conversion or exercise of any other Security offered under the Registration Statement against payment therefor, and

d.	the Company has received the consideration provided for in the Authorizing Resolutions and the applicable underwriting agreement or other purchase agreement and, if all the foregoing actions are taken pursuant to the authority granted in the Authorizing Resolutions and so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Offered Common Stock will be validly issued, fully paid and non-assessable. The Offered Common Stock covered in the opinion in this paragraph includes any Common Stock of the Company that may be issued as part of the Units or upon exercise, conversion, or otherwise pursuant to the terms of any other Securities.

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2.	With respect to any Debt Securities, when:

a.	the terms and conditions of such Debt Securities have been duly established by supplemental indenture or officers’ certificate in accordance with the terms and conditions of the relevant Base Indenture,

b.	any such supplemental indenture has been duly executed and delivered by the Company and the relevant trustee (together with the relevant Base Indenture, the “Indenture”), and

c.	such Debt Securities have been executed (in the case of certificated Debt Securities), delivered, and authenticated in accordance with the terms of the applicable Indenture and issued and sold for the consideration set forth in the applicable definitive purchase, underwriting, or similar agreement, such Debt Securities will be legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

3.	With respect to any Warrants, when:

a.	the warrant agreement relating to such Warrants (the “Warrant Agreement”), if any, has been duly executed and delivered by the Company and each other party thereto,

b.	the terms of the Warrants have been established in accordance with the Warrant Agreement, if any, and the applicable definitive purchase, underwriting, or similar agreement, and

c.	the Warrants have been duly executed (in the case of certificated Warrants) and delivered in accordance with the Warrant Agreement, if any, and the applicable definitive purchase, underwriting, or similar agreement for the consideration provided for therein, such Warrants will be legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their terms.

4.	With respect to any Rights when:

a.	the agreement relating to such Rights (the “Rights Agreement”), if any, has been duly executed and delivered by the Company and each other party thereto,

b.	the terms of the Rights have been established in accordance with the Rights Agreement, if any, and the applicable definitive purchase, underwriting, or similar agreement, and

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c.	the Rights have been duly executed (in the case of certificated Rights) and delivered in accordance with the Rights Agreement, if any, and the applicable definitive purchase, underwriting, or similar agreement for the consideration provided for therein, such Rights will be legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their terms.

5.	With respect to any Units, when:

a.	the unit agreement relating to the Units (the “Unit Agreement”), if any, has been duly executed and delivered by the Company and each other party thereto,

b.	the terms of the Units have been duly established in accordance with the Unit Agreement, if any, and the applicable definitive purchase, underwriting, or similar agreement, and

c.	the Units have been duly executed (in the case of certificated Units) and delivered in accordance with the Unit Agreement, if any, and the applicable definitive purchase, underwriting, or similar agreement for the consideration provided for therein, such Units will be legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions expressed above are subject to the following exceptions, qualifications, limitations, and assumptions:

A.	We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of Delaware, the State of New York, and the United States of America. The foregoing opinions are limited to the General Corporation Law of the State of Delaware, the laws of the State of New York, and the federal laws of the United States of America, each as currently in effect. We assume no obligation to revise or supplement the opinions expressed herein in the event of future changes in such laws or the interpretations thereof or such facts.

B.	The opinions above with respect to Common Stock, the Debt Securities, the Warrants, the Warrant Agreement, the Rights, any Rights Agreement, the Units, and any Unit Agreement (collectively, the “Documents”) are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement, or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith, and fair dealing and the possible unavailability of specific performance, injunctive relief, or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

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C.	We express no opinion regarding the effectiveness of (i) any waiver of stay, extension, or usury laws or of unknown future rights; (ii) any waiver (whether or not stated as such) under the Indenture or any other Document of, or any consent thereunder relating to, unknown future rights or the rights of any party thereto existing, or duties owing to it, as a matter of law; (iii) any waiver (whether or not stated as such) contained in the Base Indenture or any other Document of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity; (iv) provisions relating to indemnification, exculpation, or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party; (v) any purported fraudulent transfer “savings” clause; (vi) any provision in any Document waiving the right to object to venue in any court; (vii) any agreement to submit to the jurisdiction of any federal court; (viii) any waiver of the right to jury trial; or (ix) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.

D.	To the extent relevant to our opinions in paragraphs 3, 4, and 5 and not covered by our opinions in paragraphs 1 and 2, we have assumed that any securities, currencies, or commodities underlying, comprising, or issuable upon exchange, conversion, or exercise of any Warrants, Rights or Units are validly issued, fully paid, and non-assessable (in the case of an equity security) or a legal, valid, and binding obligation of the issuer thereof, enforceable against such issuer in accordance with its terms.

You have informed us that you intend to issue Securities from time to time on a delayed or continuous basis, and we understand that prior to issuing any Securities pursuant to the Registration Statement (i) you will advise us in writing of the terms thereof, and (ii) you will afford us an opportunity to (x) review the operative documents pursuant to which such Securities are to be issued or sold (including the applicable offering documents), and (y) file such supplement or amendment to this opinion (if any) as we may reasonably consider necessary or appropriate.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement, and we further consent to the use of our name under the heading “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours truly,

/s/ HUNTER TAUBMAN FISCHER & LI LLC
HUNTER TAUBMAN FISCHER & LI LLC

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